UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) June 6, 2012

DREAMS, INC.

(Exact Name of Registrant as Specified in Charter)

Utah

(State or Other Jurisdiction

of Incorporation)

001-33405	87-0368170
(Commission File Number)	(IRS Employer Identification No.)

2 South University Drive, Suite 325 Plantation, Florida	33324
(Address of Principal Executive Offices)	(Zip Code)

(954) 377-0002

(Registrant’s telephone number, Including Area Code)

Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets.

On June 6, 2012, Sweet Tooth Acquisition Corp. (“Merger Sub”), a Delaware corporation and a wholly-owned subsidiary of Fanatics, Inc., a Delaware corporation (“Fanatics”), merged with and into Dreams, Inc., a Utah corporation (“Dreams” or the “Company”), with Dreams continuing as the surviving corporation (the “Merger”), pursuant to the Amended and Restated Agreement and Plan of Merger, dated as of April 13, 2012, by and among Fanatics, Merger Sub and Dreams (the “Merger Agreement”). As a result of the Merger, Dreams became a wholly-owned subsidiary of Fanatics.

At 4:01 PM on June 6, 2012, the effective time of the Merger (the “Effective Time”), on the terms and subject to the conditions set forth in the Merger Agreement, each share of Dreams common stock issued and outstanding immediately prior to the Effective Time was converted into the right to receive $3.45 in cash, without interest (the “Merger Consideration”). Following the Effective Time, all such shares of Dreams common stock are no longer outstanding, were automatically cancelled and have ceased to exist, and each holder of such Common Stock has ceased to have any rights with respect thereto, except the right to receive the Merger Consideration.

Also at the Effective Time, each option granted under any Company stock option plan was fully accelerated, and each then unexpired and unexercised option was cancelled and, in exchange therefor, each former holder of any such cancelled Company option became entitled to receive in cash an amount equal to the product of the total number of shares of Company common stock previously subject to such Company option and the excess, if any, of the Merger Consideration over the exercise price per share of Company common stock previously subject to such Company option. Also at the Effective Time, each warrant to purchase Company common stock that was issued and unexpired and unexercised immediately prior to the Effective Time and not terminated pursuant to its terms in connection with the Merger became entitled to receive upon the exercise of such Company warrant a payment in cash equal to the product of the total number of shares of Company common stock previously subject to such Company warrant and the excess, if any, of the Merger Consideration over the exercise price per share of common stock previously subject to the Company warrant.

The foregoing description of the effect of the Merger does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, a copy of which was filed as exhibit 2.1 to Dreams’ Current Report on Form 8-K/A filed on April 17, 2012 and is incorporated herein by reference.

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

In connection with the completion of the Merger, Dreams has notified the NYSE AMEX Equities Exchange (“AMEX”) that each outstanding share of Dreams common stock was converted in the Merger into the right to receive the Merger Consideration and has requested that AMEX file a notification of removal from listing on Form 25 with the Securities and Exchange Commission with respect to Dreams’ common stock. Trading of Dreams’ common stock on AMEX was suspended as of the closing of trading on June 6, 2012. The Company intends to file a Form 15 to suspend its reporting obligations under Section 13(a) and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as soon as practicable.

Item 3.03. Material Modification to Rights of Security Holders.

The information provided in response to Item 2.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 5.01. Changes in Control of Registrant.

The information provided in response to Item 2.01 of this Current Report on Form 8-K is incorporated herein by reference. As a result of the Merger, Dreams became a wholly-owned subsidiary of Fanatics which constituted a change of control of Dreams. The total consideration paid by Fanatics for the outstanding securities was approximately $156 million. The source of funds for the cash consideration was equity financing provided by certain investment funds or private equity funds. There are no known arrangements which may at a subsequent date result in a change of control of the Company.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In accordance with the terms of the Merger Agreement, at the Effective Time, each of the directors who constituted the Board of Directors of Dreams prior to the Merger were replaced, and Alan Trager and Thomas Baumlin, the directors of Merger Sub prior to the Effective Time, became the directors of the Company.

Item 5.07. Submission of Matters to a Vote of Security Holders.

On June 6, 2012, Dreams held a Special Meeting of Shareholders (the “Meeting”). Below is a summary of the proposals and corresponding votes:

At the Meeting, the following votes were received “for” and “against” the proposal to approve the Merger Agreement.

Votes For	Votes Against	Votes Abstaining	Broker Non-Vote
32,425,566	442,632	2,714

At the Meeting, the following votes were received “for” and “against” the proposal to approve an adjournment of the meeting, if necessary, to solicit additional proxies if there were not sufficient votes, in favor of adopting the Merger Agreement.

Votes For	Votes Against	Votes Abstaining	Broker Non-Vote
32,150,227	691,098	29,587

Item 7.01 Regulation FD Disclosure

On June 6, 2012, the Company issued a press release announcing shareholder approval of the Merger. A copy of the press release is attached as Exhibit 99.1 hereto.

The information furnished pursuant to Item 7.01 in this Current Report on Form 8-K, including Exhibit 99.1, shall not be deemed “filed” for purposes of Section 18 of the Exchange Act or otherwise subject to liability of that section, unless the Company specifically says that the information is considered “filed” under the Exchange Act or incorporates it by reference into a filing under the Securities Act of 1933 or the Exchange Act.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits

Exhibit Number	Description

2.1	Amended and Restated Agreement and Plan of Merger, dated as of April 13, 2012, by and among Dreams, Inc., Fanatics, Inc. and Sweet Tooth Acquisition Corp. (filed as Exhibit 2.1 to Form 8-K/A filed with the SEC on April 17, 2012, and incorporated herein by reference.)

99.1	Press Release, dated June 6, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DREAMS, INC.

/s/ Ross Tannenbaum
Name: Ross Tannenbaum
Title: President and Chief Executive Officer

Dated: June 6, 2012